Exhibit 21

SUBSIDIARIES OF THE COMPANY
As of June 30, 2004

Wholly-owned by Ace Cash Express, Inc.:	Check Express, Inc., a Florida corporation
Q.C.& G. Financial, Inc., an Arizona corporation
Public Currency, Inc., a California corporation
Ace Funding LLC, a Delaware limited liability company

Wholly-owned by Check Express, Inc.:	Check Express Florida, Inc., a Florida corporation
Check Express Finance, Inc., a Florida corporation
Check-X-Change Corporation, a California corporation
Check Express South Carolina, Inc., a Florida corporation
Check Express USA, Inc., a Florida corporation